SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
August 18, 2006 (August 18, 2006)
Calgon Carbon Corporation

(Exact name of registrant as specified in its charter)

Delaware	1-10776	25-0530110

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box 717 Pittsburgh, Pennsylvania	15230-0717

(Address of principal executive offices)	(Zip code)
Registrant’s telephone number, including area code: (412) 787-6700
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
5.00% Convertible Senior Notes due 2036
     On August 14, 2006, Calgon Carbon Corporation (the “Company”) and certain of its domestic subsidiaries entered into a Purchase Agreement (the “Purchase Agreement”) with J.P. Morgan Securities Inc. (the “Initial Purchaser”), relating to the issuance and sale by the Company to the Initial Purchaser of $65 million in aggregate principal amount of 5.00% Convertible Senior Notes due 2036 (the “Notes”) and unconditional guarantees of the Notes on a senior unsecured basis by certain of the Company’s domestic subsidiaries (the “Guarantees”). The Company granted the Initial Purchaser a 30-day option to purchase up to an additional $10 million in aggregate principal amount of Notes solely to cover over-allotments, if any, and the Initial Purchaser exercised this option in full. Accordingly, $75 million in aggregate principal amount of Notes were issued and sold to the Initial Purchaser upon completion of the offering on August 18, 2006.
     The Notes and the Guarantees were issued pursuant to an Indenture, dated August 18, 2006 (the “Indenture”), by and among the Company, certain of its domestic subsidiaries and The Bank of New York, as trustee (the “Trustee”), in a transaction exempt from the registration requirements under the Securities Act. The Notes and the Guarantees were sold only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).
     The Notes accrue interest at the rate of 5.00% per annum and are payable in cash semiannually in arrears on each February 15 and August 15, commencing February 15, 2007. The Notes are convertible into cash and, in certain circumstances, shares of the Company’s common stock, $.01 par value (the “Conversion Shares”), at any time on or after June 15, 2011, or prior to June 15, 2011 in certain circumstances. The Notes will be convertible based on an initial conversion rate of 196.0784 shares of common stock per $1,000 principal amount of the Notes (equivalent to an initial conversion price of approximately $5.10 per share). The conversion rate and the conversion price may be adjusted under certain circumstances.
     At any time on or after August 20, 2011, the Company may redeem all or a part of the Notes at a redemption price equal to 100% of the principal amount of the Notes plus accrued and unpaid interest (including contingent interest and additional interest, if any) to, but not including, the redemption date. Holders of Notes may require the Company to repurchase all or a portion of their Notes on August 15, 2011, August 15, 2016 and August 15, 2026 at a cash repurchase price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date.
     If the Company undergoes certain fundamental changes prior to maturity, holders of Notes will have the right, at their option, to require the Company to repurchase for cash some or all of their Notes at a repurchase price equal to 100% of the principal amount of the Notes being repurchased, plus accrued and unpaid interest (including additional interest, if any) to, but not including, the repurchase date.

     If an event of default on the Notes occurs, the principal amount of the Notes, plus premium, if any, and accrued and unpaid interest (including additional interest, if any) may be declared immediately due and payable, subject to certain conditions set forth in the Indenture. These amounts automatically become due and payable in the case of certain types of bankruptcy or insolvency events of default involving the Company.
     The Company, certain of its domestic subsidiaries and the Initial Purchaser entered into a Registration Rights Agreement, dated August 10, 2006 (the “Registration Rights Agreement”), with respect to the Notes and the Guarantees. Pursuant to the Registration Rights Agreement, the Company and certain of its domestic subsidiaries agreed to file a shelf registration statement within 90 days after the issue date of the Notes to register the Notes, the Guarantees and the Conversion Shares for resale under the Securities Act. The Company and certain of its domestic subsidiaries will use their reasonable best efforts to cause the registration statement to become effective within 240 days after the issue date of the Notes.
     The foregoing is a summary of the material terms and conditions of the Purchase Agreement, the Indenture and the Registration Rights Agreement and is not a complete discussion of those documents. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the Purchase Agreement, the Indenture and the Registration Rights Agreement attached to this Current Report as Exhibits 1.1, 4.1 and 4.2, respectively, which are incorporated herein by reference. A form of Note also is included in Exhibit 4.1.
Amendment and Restatement of Revolving Credit Facility
     On August 18, 2006, the Company and certain of its subsidiaries entered into a new revolving credit facility (the “Credit Facility”), pursuant to the terms and conditions of a Credit Agreement, dated as of August 18, 2006 (the “Credit Agreement”), by and among the Company, the other borrowers parties thereto, the loan guarantors party thereto, the lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent (the “Administrative Agent”), J.P. Morgan Europe Limited, as European Administrative Agent, and J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger.
     The Credit Facility initially is a $50 million facility and includes a separate U.K. sub-facility and a separate Belgian sub-facility. JPMorgan Chase Bank, N.A., the Administrative Agent under the Credit Facility, will use commercially reasonable efforts to obtain commitments from a syndicate of lenders, permitting the total revolving credit commitment to be increased up to $75 million. No assurance can be given, however, that the total revolving credit commitment will be increased above $50 million. The terms of the Credit Facility are subject to change in the event that the total revolving credit commitment is increased above $50 million. The Company’s prior revolving credit facility was terminated concurrently with the issuance of the Notes and the closing of the Credit Facility.
     Availability for domestic borrowings under the Credit Facility is based upon the value of eligible accounts receivable, eligible inventory and eligible equipment, with separate borrowing bases to be established for foreign borrowings under a separate U.K. sub-facility and a separate Belgian sub-facility. Availability under the Credit Facility is conditioned upon various customary conditions.
     The Credit Facility is secured by a first perfected security interest in substantially all of the Company’s assets, with limitations under certain circumstances in the case of capital stock of foreign subsidiaries. Certain of the Company’s domestic subsidiaries unconditionally guarantee all indebtedness and obligations related to domestic borrowings under the Credit Facility. The Company and certain of its domestic subsidiaries also unconditionally guarantee all indebtedness and obligations under the U.K. sub-facility.
Item 1.02 Termination of a Material Definitive Contract.
     The Company used approximately $67.1 million of the net proceeds from its offering of Notes to fully repay indebtedness under the Company’s prior revolving credit facility. Accordingly, all parties have completed their obligations under the Amended and Restated Credit Agreement, dated as of January 30, 2006 (the “Old Credit Agreement”), among the Company, the lending institutions named therein and National City Bank of Pennsylvania, as a Lender, the Swing Line Lender, Administrative Agent and Collateral Agent. The material terms and conditions of the Old Credit Agreement are more fully discussed in Note 13 to the Company unaudited condensed consolidated financial statements contained in our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2006 and are hereby incorporated by reference into this Item 1.02.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 2.03.
Item 3.02. Unregistered Sales of Equity Securities.
     The disclosure set forth above under Item 1.01 is hereby incorporated by reference into this Item 3.02.
Item 9.01. Financial Statements and Exhibits.
     (c) Exhibits

Exhibit 1.1	Purchase Agreement, dated August 14, 2006, by and among Calgon Carbon Corporation, Calgon Carbon Investments, Inc., BCC Carbon, LLC, CCC Carbon, LLC and J.P. Morgan Securities Inc. (filed herewith).

Exhibit 4.1	Indenture, dated August 18, 2006, by and among Calgon Carbon Corporation, Calgon Carbon Investments, Inc., BCC Carbon, LLC, CCC Carbon, LLC and The Bank of New York, as Trustee (filed herewith).

Exhibit 4.2	Registration Rights Agreement, dated August 18, 2006, by and among

Calgon Carbon Corporation, Calgon Carbon Investments, Inc., BCC Carbon, LLC, CCC Carbon, LLC and J.P. Morgan Securities Inc. (filed herewith).

Exhibit 4.3	Form of 5.00% Convertible Senior Note due 2036 (included in Exhibit 4.1).

Exhibit 10.1
Credit Agreement, dated as of August 18, 2006, among Calgon Carbon Corporation, the other borrowers party thereto, the loan guarantors party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, J.P. Morgan Europe Limited, as European Administrative Agent, and J.P. Morgan Securities Inc., as Sole Bookrunner and Sole Lead Arranger (filed herewith).

SIGNATURE
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 18, 2006	CALGON CARBON CORPORATION
	By:	/s/ Leroy M. Ball
Leroy M. Ball
Senior Vice President and Chief Financial Officer